Exhibit 5.2

October 27, 2017

Hilton Grand Vacations Borrower LLC

Hilton Grand Vacations Borrower Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Ladies and Gentlemen:

We have acted as special Nevada counsel to Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Issuer”), Hilton Grand Vacations Borrower Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”) and to Hilton Grand Vacations Management, LLC, a Nevada limited liability company (the “Nevada Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers, Hilton Grand Vacations Parent LLC, a Delaware limited liability company (“HGV Intermediate Parent”), Hilton Grand Vacations Inc., a Delaware corporation (“HGV Parent”), the Nevada Guarantor, and the other subsidiary guarantors (together with the Nevada Guarantor, HGV Intermediate Parent and HGV Parent, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $300,000,000 aggregate principal amount of 6.125% Senior Notes due 2024 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Securities.

The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated October 24, 2016 (as amended by the first supplemental indenture, dated as of November 29, 2016, the “Indenture”), by and among the Issuers, the Guarantors party thereto, including the Nevada Guarantor, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).

The Exchange Notes and the Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for their outstanding 6.125% Senior Notes due 2024 and the guarantees thereof that were issued on November 29, 2016.

In rendering our opinions expressed below, we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of (i) executed copies of the Indenture, and (ii) such other documents, agreements, corporate records and other instruments, and have made such other investigations, as we have deemed necessary as a basis for the opinions expressed herein, including the documents listed on Exhibit A hereto.

3800 HOWARD HUGHES PKWY., SUITE 1200

LAS VEGAS, NEVADA 89169

702.732.9099 PH | 702.732.7110 FX

Hilton Grand Vacations Borrower LLC

Hilton Grand Vacations Borrower Inc.

as the Issuers

October 27, 2017

In rendering the opinions set forth below, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of natural persons executing such documents, (c) the authenticity of all documents submitted to us as originals, (d) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (e) the completeness and accuracy of all corporate records provided to us, and (f) that the resolutions of the Nevada Guarantor attached to the Secretary’s Certificate listed on Exhibit A are in full force and effect and have not been amended, rescinded or superseded.

We have also relied, as to all questions of fact material to this opinion, upon certificates or comparable documents of public officials and officers and representatives of the Nevada Guarantor and representations made to us by one or more officers or employees of the Nevada Guarantor. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.

“Nevada Law” means the laws of the State of Nevada that a Nevada lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Nevada Guarantor, the Indenture, and the Exchange Guarantee issued by the Nevada Guarantor, provided that “Nevada Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. Our opinion herein is limited to the effect on the subject transactions of Nevada Law as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

In rendering our opinion, we express no opinion herein as to the applicability or effect of any fraudulent transfer or similar law on the Indenture, the Exchange Guarantee issued by the Nevada Guarantor, or the transactions contemplated thereby.

Based upon and subject to the foregoing and the additional qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.    The Indenture has been duly authorized, executed and delivered by the Nevada Guarantor.

2.    The Nevada Guarantor has duly authorized its Exchange Guarantee.

3.    The execution and delivery of the Indenture, and the issuance of its Exchange Guarantee, by the Nevada Guarantor, and the performance by the Nevada Guarantor of its obligations thereunder does not violate Nevada Law.

Hilton Grand Vacations Borrower LLC

Hilton Grand Vacations Borrower Inc.

as the Issuers

October 27, 2017

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We understand and agree that Womble Carlyle Sandridge & Rice, LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters, including, without limitation, any opinions as to the enforceability of the Indentures or any of the Exchange Guarantees. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

/s/ Rice Reuther Sullivan & Carroll, LLP

RICE REUTHER SULLIVAN & CARROLL, LLP

EXHIBIT A

1.    Secretary’s Certificate of Hilton Grand Vacations Management, LLC, a Nevada limited liability company (the “Nevada Guarantor”), dated as of October 27, 2017; and

2.    Certificate of Existence with Status in Good Standing for the Nevada Guarantor issued by the Nevada Secretary of State dated October 19, 2017.